Exhibit 99.1

Date: October 26, 2010

Media Contact:             William H. Galligan, (816) 983-1551

bgalligan@kcsouthern.com

Kansas City Southern Reports Third Quarter Earnings per Share of $0.48 in spite of Hurricane Impacted Revenues

Third Quarter 2010 Results

•	Reported $438.3 million in revenues, an increase of 13.5% over third quarter 2009 despite an estimated $33 million revenue loss due to Hurricane Alex
•	Reported operating ratio of 73.5%, a 4.8 point improvement from third quarter 2009
•	Adjusted diluted earnings per share of $0.49 excluding a $0.01 loss for debt retirement costs in the quarter, an 81% increase over the prior year’s results

Kansas City, MO. Kansas City Southern (KCS) (NYSE:KSU) reported third quarter 2010 revenues of $438.3 million. Revenues were reduced by widespread flooding and resultant damage to Kansas City Southern de Mexico’s (KCSM) track and bridge infrastructure caused by Hurricane Alex during the month of July. Based on the initial insurance claim, the impact of the hurricane on volumes was approximately 27,000 carloads resulting in $33 million of lost revenues. Several commodity groups experienced some impact from the hurricane to varying degrees.

On a reported basis, automotive revenues were up 64% over third quarter 2009 as auto production has rebounded from the lows experienced in 2009. Coal revenues increased 29% from a year ago on improved contract pricing. Intermodal revenues were also up 25% as volumes continued to grow as KCS entered new markets. Other period-over-period revenue improvements were 20% for Industrial & Consumer Products and 4% for Agriculture & Minerals. Chemical & Petroleum revenues were down 2% in comparison to a strong third quarter in 2009.

Reported operating income for the third quarter was $116.0 million representing a 38% increase from a year ago. The Company reported a third quarter 2010 operating ratio of 73.5% compared with 78.3% in third quarter of 2009. Operating expenses in the third quarter increased 7% from a year ago to $322.3 million. The additional costs incurred during the quarter for hurricane damage repair and clean up were offset by the related expected insurance recovery for these costs. The operating ratio would have been approximately 150 basis points better excluding the lost revenue impact from the hurricane and a $6 million gain related to post-employment benefits.

The Company has produced positive free cash flow of $126.0 million year to date, including $56.6 million in the third quarter despite the negative impacts of the hurricane causing lost revenues and incremental expenses.

Reported net income available to common stockholders in the third quarter totaled $50.2 million, or $0.48 per diluted share, compared to $25.4 million, or $0.27 per diluted share in third quarter 2009. The Company estimates that the effects of Hurricane Alex on the third quarter were approximately $0.14 loss per diluted share. The impact of the gain for post-employment benefits was $0.04 per diluted share. KCS estimates a cumulative $0.09 per diluted share gain in future quarters as insurance recoveries are received and insurance claims related to the hurricane are settled, resulting in a cumulative impact of $0.05 loss per diluted share. The Company expects insurance recoveries to begin in the fourth quarter and anticipates final settlement of the claims in 2011.

“Considering the impact of Hurricane Alex on our Mexican and cross-border traffic in July, KCS’s third quarter financial results are impressive,” stated president and chief executive officer David L. Starling. “Given the extent of the damage, we recovered quickly from the nearly three and a half week service outage. The operating ratio for the third quarter would have been lower than that of the second quarter if not for the negative impacts of the hurricane. Traffic volumes returned to projected levels by the end of the third quarter and continue to be good in October. As we have previously stated, we believe that KCS’s second half 2010 revenue growth, adjusting for the impact of Hurricane Alex, should be approximately 20 percent. The projected revenue increase combined with the continued operational improvements and cost controls poise KCS for a strong finish to 2010.”

Executive Chairman Michael R. Haverty pointed to the Company’s greatly improved financial position. “KCS continues to produce strong cash flows. The Company repurchased the remaining $63.7 million of its 9 3/ 8% notes due 2012 bringing the total amount of debt reduction in 2010 to $332 million. Including its revolver availability, KCS ended the quarter with liquidity of $289 million, the highest level in more than 10 years.”

GAAP RECONCILIATIONS

($ in millions, except per share amounts)

Reconciliation of Diluted Earnings per Share to Adjusted Diluted Earnings per Share:	Three Months Ended September 30,
	2010	2009
Diluted earnings per share	$0.48	$0.27
Adjustment for debt retirement costs	0.01	—

Adjusted diluted earnings per share (a)	$0.49	$0.27

Reconciliation of Free Cash Flow to Net Decreases in Cash and Cash Equivalents:	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2010
Net cash provided by operating activities	$139.6	$359.9
Net cash used for investing activities	(80.3)	(225.7)
Preferred stock dividends paid	(2.7)	(8.2)

Free cash flow - see (b) below	56.6	126.0
Proceeds from issuance of long-term debt	5.0	300.7
Repayment of long-term debt	(73.0)	(662.0)
Other financing activities	(4.1)	186.6

GAAP net decreases in cash and cash equivalents	$(15.5)	$(48.7)

(a)	The Company believes adjusted diluted earnings per share is meaningful as it allows investors to evaluate the Company’s performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of the Company.

(b)	The Company believes this measure provides the amount of liquidity generated by operations that can be used for the combination or any one of the following: debt reduction, capital investment and other investments.

CHANGE IN ACCOUNTING PRINCIPLE

Certain prior year amounts have been adjusted for the retrospective change in accounting principle for rail grinding costs.

Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’s Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-04717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

Kansas City Southern

Statements of Income

(In millions, except share and per share amounts)

(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Revenues	$438.3	$386.1	$1,336.2	$1,073.4

Operating expenses:
Compensation and benefits	87.3	83.4	271.7	240.4
Purchased services	48.0	37.1	140.9	129.3
Fuel	61.8	49.7	191.7	133.2
Equipment costs	37.5	41.8	117.5	122.1
Depreciation and amortization	46.1	44.6	138.8	138.9
Casualties and insurance	9.1	12.0	21.2	32.2
Materials and other	32.5	33.6	103.0	102.7

Total operating expenses	322.3	302.2	984.8	898.8

Operating income	116.0	83.9	351.4	174.6

Equity in net earnings of unconsolidated affiliates	5.2	1.9	16.2	4.9
Interest expense	(36.2)	(41.2)	(122.5)	(128.4)
Debt retirement costs	(1.9)	—	(49.3)	(5.9)
Foreign exchange gain (loss)	2.0	(1.5)	3.2	(0.6)
Other income, net	2.4	0.3	3.9	4.7

Income before income taxes and noncontrolling interest	87.5	43.4	202.9	49.3
Income tax expense	34.7	14.8	78.5	16.4

Net income	52.8	28.6	124.4	32.9
Noncontrolling interest	(0.1)	0.4	(1.2)	0.8

Net income attributable to Kansas City Southern and subsidiaries	52.9	28.2	125.6	32.1
Preferred stock dividends	2.7	2.8	8.2	8.3

Net income available to common stockholders	$50.2	$25.4	$117.4	$23.8

Earnings per share:
Basic earnings per share	$0.49	$0.27	$1.18	$0.26

Diluted earnings per share	$0.48	$0.27	$1.17	$0.26

Average shares outstanding (in thousands):
Basic	102,082	94,683	99,337	92,462
Potentially dilutive common shares	7,428	560	7,485	496

Diluted	109,510	95,243	106,822	92,958

Kansas City Southern

Revenues & Carloads/Units By Commodity – Third Quarter 2010 and 2009

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	Third Quarter		%	Third Quarter		%	Third Quarter		%
	2010	2009	Change	2010	2009	Change	2010	2009	Change

Chemical & Petroleum
Agri Chemicals	$5.2	$5.9	(12%)	3.3	4.6	(28%)	$1,576	$1,283	23%
Other Chemicals	37.2	38.8	(4%)	25.2	25.5	(1%)	1,476	1,522	(3%)
Petroleum	24.5	22.3	10%	17.3	18.3	(5%)	1,416	1,219	16%
Plastics	19.9	21.6	(8%)	15.0	16.3	(8%)	1,327	1,325	—

Total	86.8	88.6	(2%)	60.8	64.7	(6%)	1,428	1,369	4%

Industrial & Consumer Products
Forest Products	50.2	44.4	13%	32.2	30.2	7%	1,559	1,470	6%
Metals & Scrap	37.6	22.9	64%	24.8	15.9	56%	1,516	1,440	5%
Other	16.1	19.1	(16%)	18.0	20.5	(12%)	894	932	(4%)

Total	103.9	86.4	20%	75.0	66.6	13%	1,385	1,297	7%

Agriculture & Minerals
Grain	49.9	49.9	—	31.2	31.0	1%	1,599	1,610	(1%)
Food Products	30.1	27.4	10%	16.4	14.8	11%	1,835	1,851	(1%)
Ores & Minerals	12.2	11.1	10%	11.7	11.0	6%	1,043	1,009	3%
Stone, Clay & Glass	5.0	5.4	(7%)	2.9	3.9	(26%)	1,724	1,385	24%

Total	97.2	93.8	4%	62.2	60.7	2%	1,563	1,545	1%

Coal
Unit Coal	55.7	42.8	30%	64.1	71.2	(10%)	869	601	45%
Other Coal	7.9	6.4	23%	10.1	9.5	6%	782	674	16%

Total	63.6	49.2	29%	74.2	80.7	(8%)	857	610	40%

Intermodal	47.7	38.3	25%	170.3	135.8	25%	280	282	(1%)

Automotive	23.3	14.2	64%	16.5	14.0	18%	1,412	1,014	39%

TOTAL FOR COMMODITY GROUPS	422.5	370.5	14%	459.0	422.5	9%	$920	$877	5%

Other Revenue	15.8	15.6	1%

TOTAL	$438.3	$386.1	14%

Kansas City Southern

Revenues & Carloads/Units By Commodity – Year to Date September 30, 2010 and 2009

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	Year to Date		%	Year to Date		%	Year to Date		%
	2010	2009	Change	2010	2009	Change	2010	2009	Change

Chemical & Petroleum
Agri Chemicals	$17.4	$16.3	7%	11.1	12.9	(14%)	$1,568	$1,264	24%
Other Chemicals	114.2	104.2	10%	75.5	69.9	8%	1,513	1,491	1%
Petroleum	75.6	60.7	25%	55.0	49.9	10%	1,375	1,216	13%
Plastics	62.6	58.1	8%	45.9	46.2	(1%)	1,364	1,258	8%

Total	269.8	239.3	13%	187.5	178.9	5%	1,439	1,338	8%

Industrial & Consumer Products
Forest Products	148.4	124.0	20%	95.8	87.9	9%	1,549	1,411	10%
Metals & Scrap	115.0	70.5	63%	76.7	51.2	50%	1,499	1,377	9%
Other	49.5	57.2	(13%)	54.2	58.4	(7%)	913	979	(7%)

Total	312.9	251.7	24%	226.7	197.5	15%	1,380	1,274	8%

Agriculture & Minerals
Grain	164.9	139.9	18%	102.5	95.8	7%	1,609	1,460	10%
Food Products	98.7	72.5	36%	52.5	42.2	24%	1,880	1,718	9%
Ores & Minerals	39.7	30.4	31%	36.1	33.6	7%	1,100	905	22%
Stone, Clay & Glass	15.8	15.0	5%	9.8	10.6	(8%)	1,612	1,415	14%

Total	319.1	257.8	24%	200.9	182.2	10%	1,588	1,415	12%

Coal
Unit Coal	152.6	118.6	29%	180.6	196.9	(8%)	845	602	40%
Other Coal	23.3	20.7	13%	30.7	29.7	3%	759	697	9%

Total	175.9	139.3	26%	211.3	226.6	(7%)	832	615	35%

Intermodal	139.9	101.1	38%	492.4	366.7	34%	284	276	3%

Automotive	69.3	32.7	112%	51.8	32.5	59%	1,338	1,006	33%

TOTAL FOR COMMODITY GROUPS	1,286.9	1,021.9	26%	1,370.6	1,184.4	16%	$939	$863	9%

Other Revenue	49.3	51.5	(4%)

TOTAL	$1,336.2	$1,073.4	24%